AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 2, 2004

                          Registration No. 333-________


                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549



                                    FORM S-8
                        REGISTRATION STATEMENT UNDER THE
                             SECURITIES ACT OF 1933



                         GEOTEC THERMAL GENERATORS, INC.
            (Exact name of registration as specified in its charter)



            Florida                                    65-0806381
  (State or other jurisdiction             (I.R.S. Employer Identification No.)
of incorporation or organization)


                      1615 South Federal Highway, Suite 101
                            Boca Raton, Florida 33432
                                 (561) 447-7370
          (Address and Telephone Number of Principal Executive Offices)


                         GEOTEC THERMAL GENERATORS, INC.
                          2004 STOCK OPTION AWARD PLAN
                            (Full Title of the Plan)

                                   Copies to:

                                W. Richard Lueck
                             Chief Executive Officer
                         Geotec Thermal Generators, Inc.
                      1615 South Federal Highway, Suite 101
                            Boca Raton, Florida 33432
                                 (561) 447-7370

                         CALCULATION OF REGISTRATION FEE

                                                      Proposed              Proposed
                                                      maximum                maximum
                                                      offering              aggregate            Amount of
  Title of securities         Amount to be            price per             offering           registration
   to be registered            registered              share                 price                 fee
------------------------------------------------------------------------------------------------------------


Common Stock, $.001
par value per share (1)       10,000,000             $0.39                $3,900,000             $495.00



(1) This calculation is made solely for the purpose of determining the registration fee pursuant to the provisions of Rule 457(h) under the Securities Act, and is calculated upon the average of the bid and asked price of the securities on the Over-the-Counter-Bulletin Board on July 1, 2004

                                     PART I

              INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

          This registration statement relates to separate prospectuses.


         Items 1 and 2 of this Part I, and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Form S-8, constitute the first prospectus relating to issuances to our employees, directors, consultants and others of up to 10,000,000 shares of common stock pursuant to our 2004 Stock Option Plan (the "Plan"). Pursuant to the requirements of Form S-8 and Rule 428, we will deliver or cause to be delivered to Plan participants any required information as specified by Rule 428(b)(1). The second prospectus, referred to as the reoffer prospectus, relates to the reoffer or resale of any shares that are deemed to be control securities or restricted securities under the Securities Act of 1933.

                                   PROSPECTUS

Item 1.  Plan Information

         We established the Plan effective June 22, 2004 covering 10,000,000 shares of our common stock, to provide us with flexibility and to conserve our cash resources in compensating certain of our technical, administrative and professional employees and consultants. The issuance of shares under the Plan is restricted to persons and firms who are closely-related to us and who provide services in connection with the development and production of our products and services or otherwise in connection with our business. The Plan authorizes us currently to issue up to 10,000,000 shares of our common stock. Securities must be issued only for bona fide services. Shares are awarded under the Plan pursuant to individually negotiated compensation contracts or as determined and/or approved by the Board of Directors or compensation committee. The eligible participants include directors, officers, employees and non-employee consultants and advisors. There is no limit as to the number of securities that may be awarded under the Plan to a single participant. We anticipate that a substantial portion of the securities to be issued under the Plan will be issued as compensation to our employees, directors, technic.al consultants and advisors who provide services in the development and promoting of our various products and services and assisting the Company in developing our internal infrastructure, our strategic planning, and our acquisition and strategic alliance program.

         The Plan does not require restrictions on the transferability of securities issued thereunder. However, such shares may be restricted as a condition to their issuance where the Board of Directors deems such restrictions appropriate. The Plan is not subject to the Employee Retirement Income Securities Act of 1974 ("ERISA"). Restricted shares awarded under the Plan are intended to be fully taxable to the recipient as earned income.

Item 2.  Company Information and Employee Plan Annual Information

         We will provide without charge, upon written or oral request, the documents incorporated by reference in Item 3 of Part II of this Registration Statement. These documents are incorporated by reference in the Section 10(a) prospectus. We will also provide without charge, upon written or oral request, all other documents required to be delivered to recipients pursuant to Rule 428(b). Any and all such requests shall be directed to the Company at is principal office at 1615 South Federal Highway, Suite 101, Boca Raton, Florida 33432, attention: Corporate Secretary.

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION, NOR HAS THE COMMISSION PASSED ON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

         No person has been authorized by us to give any information or to make any representation other than as contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by us. Neither the delivery of this prospectus nor any distribution of the shares of common stock issuable under the terms of the Plan shall, under any circumstances, create any implication that there has been no change in our affairs since the date hereof.

Our principal offices are located at:

                      1615 South Federal Highway, Suite 101
                            Boca Raton, Florida 33432
                            Telephone (561) 447-7370

THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL SECURITIES IN ANY STATE TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER IN SUCH STATE.

                               REOFFER PROSPECTUS

                         GEOTEC THERMAL GENERATORS, INC.

                        10,000,000 Shares of Common Stock
                                ($.001 par value)

         This prospectus forms a part of a registration statement, which registers an aggregate of 10,000,000 shares of common stock issued or issuable from time-to-time under the Geotec Thermal Generators, Inc. 2004 Stock Option Plan. The Plan covers the issuance of 10,000,000 common shares.

         Geotec Thermal Generators, Inc. is referred to in this prospectus as "Geotec," the "Company," "we," "us" or "our." The 10,000,000 shares issued directly or underlying options covered by this prospectus are referred to as the "shares." Persons who are issued shares underlying options or directly are sometimes referred to as the "selling security holders."

         This prospectus also covers the resale of shares by persons who are our "affiliates" within the meaning of federal securities laws. Affiliated selling security holders and holders of restricted common shares may sell all or a portion of the shares from time to time in the over-the-counter market, in negotiated transactions, directly or through brokers or otherwise, and at market prices prevailing at the time of such sales or at negotiated prices, but which may not exceed 1% of our outstanding common stock.

         We will not receive any proceeds from sales of shares by selling security holders.

         These securities have not been approved or disapproved by the Securities and Exchange Commission nor has the Commission passed on the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


         This prospectus does not constitute an offer to sell securities in any state to any person to whom it is unlawful to make such offer in such state.














                  The date of this prospectus is July 2, 2004.

                              AVAILABLE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and, in accordance therewith, we file reports, proxy statements and other information with the Securities and Exchange Commission. Reports, proxy statements and other information filed with the Commission can be inspected and copied at the public reference facilities of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of this material can also be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission also maintains a website on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission at http://www.sec.gov.

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The following documents filed by us with the Commission are incorporated herein by reference and made a part hereof:

- Annual Report on form 10-KSB filed on April 14, 2004, as amended on April 28, 2004
-        Quarterly Report on Form 10-QSB filed on May 24, 2004.

         All reports and documents filed by us pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

         We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus has been delivered, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, Geotec Thermal Generators, Inc., 1615 South Federal Highway, Suite 101, Boca Raton, Florida 33432.

                                   THE COMPANY

General

         The Company was incorporated in the State of Florida in February 1998 to provide services in the energy industry. The Company has executed an agreement to acquire TelcoEnergy Corporation on March 1, 2004. The acquisition agreement has a provision for the implementation of an operating agreement, which was executed on March 9, 2004, in which TelcoEnergy will operate the Company until the completion of the acquisition. Pending the completion of the merger, TelcoEnergy would have 80% control of the Company. The Company is required to send to all shareholders a proxy notice of the acquisition, including the increase in authorized shares.

         The Company has obtained a ten-year exclusive license to market and sell a unique oil treatment service to customers in North, Central and South America. This technology, Gas Generators(TM), is designed to produce a thermo-chemical treatment of oil and gas wells, thereby restoring and increasing output capacities, yielding increased production of oil. The proprietary technology was developed by the former Soviet Union Military Research and Production Facility ("FR&PC ALTAI") for the USSR Ministry of Geology. This increase in oil and gas production can be measured in barrels of oil and cubic feet of gas per year, with one barrel of oil valued at approximately US$35.00 as of December 2003. The Company was granted an exclusive license to import the Generators(TM) for use in the oil and gas exploration industry in August 1998. The Company also secured three subsequent contracts that include the patent-ability, long-term agreement and transfer of technology. The export license from the Russian Federation was granted in November 2001. In April 2004, during a trip to Russia, management secured the extension of the exclusivity of the Company's license for North, South and Central America, as long as the Company purchases at least 500 Gas Generators over the next two years. In addition, the Company secured the right to utilize the Gas Generators worldwide for the Company's protects, including those in Russia and China.

Background

         FR&PC ALTAI manufactures many technologies, from atomic-sized diamond powders and nitrogen airbag technology to advanced military weapons and rocket fuel. Their firm developed the Generators (TM) in the 1970s. Prior to 1986, ALTAI tested the Generator (TM) technology on 6,500 wells. Since 1986, the Generators(TM) have been used in commercial production with over 20,000 wells. The technology has been enhanced on a continuing basis. Currently the Generators(TM) are suitable for geological conditions to depths below 22,000 feet. In the Tyumen oil basin in Russia, the Generator(TM) use yielded an additional extraction of 295 million tons of oil.

         Using the Generators (TM) in the Aktyubiinsk region, several oil wells that had been considered to be "exhausted" have been revived with their capacity greatly increased. The additional extraction from the successfully treated wells has averaged 12,000 barrels of oil per year/per well. Once an existing well is treated, the service benefits can last from several months to several years, depending on the geological characteristics of the area, and technical characteristics at the site.

Generator(TM) Technology/Applications

         PGDBK Gas Generators (TM) perform an advanced well stimulation process designed to increase oil and natural gas output. The technology has been proven to be safe and effective throughout regions of Asia and Eastern Europe. Compared to similar services, such as hydraulic fracturing or acidizing, the Generators(TM) are more effective, safe and less costly. The Generators(TM) were developed utilizing a method of bed fracture with the pressure of a solid, pulsating propellant charge. The Generators(TM) do not contain explosives, and a combustion blast does not occur, which is important for governmental safety and environmental considerations.

         Customers ideally suited for using the Generators(TM) are sites with high pressure, oil-rich levels where filtration properties of the local rock formation/structure have undergone irreversible changes, thereby causing the well to become non-producing or inactive. More than twenty-five years of Russian service experience has provided the Company with data that verifies that the Generators(TM) utilize a process which is a clean, safe, economical and environmentally sound procedure which is capable of creating the rebirth of non-producing wells. The Generators(TM) do not require any pumps or other compressor-type machinery. As a result, the Generators(TM) are ideal for regions/sites which are difficult to access due to certain geological properties and characteristics.

         The reduced cost to operators is favorable when compared to conventional hydraulic fracturing methods. The procedure is relatively simple, and easily handled by small teams. The entire Generator(TM) treatment process for a single treatment can be completed in less than one day. This will enable higher throughput of well treatments, particularly for multiple zone treatments, which can be characteristic of coalbed methane wells.

Patents and Trademarks

         The Company believes that the technology and resulting processes and methods developed by FR&PC ALTAI have not been discovered/utilized by any other competitors on an international basis. As such, the Company has filed U.S. and international patents on several composite materials, and on the use characteristics of the Generators(TM) for oil, gas and water wells. In addition, confidential and proprietary information owned by the Company has been protected by Confidentiality Agreements and Employee Contracts designed to cover all proprietary technology and other confidential information. Trademarks and trade names will and do protect both the Company and Generator(TM) registered names.

Vendors, Suppliers, Distributors and Customers

         The Company's exclusive Gas Generators(TM) Development Agreement with FR&PC ALTAI includes a long-term Technology Agreement. The latter was initiated in July 2000 with the first export license delivered to, and accepted by, the Company in November 2001. This agreement has a ten-year term with a ten-year renewal option.

         The Company estimates that eighty percent (80%) of the stripper wells in the U.S. and Canada are candidates to be successfully treated with the Generator(TM) process.

         The first 60 generators were received in the Company's U.S. warehouse in the Spring of 2000. The Company is required to purchase a minimum of 5,000 generators over the next ten years. A total of 1,000 generators were required to be ordered in the first two years for the Company to retain its exclusivity. This is to be followed with a minimum order of 500 units per year in the subsequent eight years. The Company did not meet the minimum order quantities in years one and two to retain exclusivity. In April 2004, during a trip to Russia, management secured the extension of the exclusivity of the Company's license for North, South and Central America, as long as the Company purchases at least 500 Gas Generators over the next two years. In addition, the Company secured the right to utilize the Gas Generators worldwide for the Company's protects, including those in Russia and China.

About TelcoEnergy

         TelcoEnergy Corporation is an international energy resource, services and technology company. TelcoEnergy owns or has under contract significant oil and gas reserves in the U.S., Russia and China and is acquiring additional reserves. TelcoEnergy is also focused on alternative fuel sources and extraction technologies. The Company specializes in the production of non-conventional coal bed methane (CBM). TelcoEnergy is also developing environmentally friendly alternative and reformulated fuels. The company is utilizing owned technology, joint ventures and strategic alliances to accomplish its growth and international expansion.

         Geotec technology will be utilized by TelcoEnergy in its U.S., Russian and Chinese projects described below, as well as for Geotec's own business ventures in the US and South America. TelcoEnergy has found Geotec 's proprietary technology to be particularly suited for fracturing coal bed methane
(CBM) gas wells.

         TelcoEnergy conducts its operations in the following operating groups:

         TelcoEnergy  Advanced Technologies Group

         We anticipate that Geotec's PGDK Generator(TM) technology products will be integrated into the TelcoEnergy Advanced Technologies Group.

         TelcoEnergy owns 50% of a joint venture, Mach 3 Automotive Products. This company has developed "MACH 3 EcoFuel Saver" an economical replacement for MTBE and Ethanol in Gasoline. MACH 3 EcoFuel Saver is a bulk fuel additive, registered with the U.S. Environmental Protection Agency (EPA), for use with gasoline and diesel fuel.

         TelcoEnergy Production Group

         This group is the operational and financial core of TelcoEnergy.
The Production Group develops, acquires and manages energy resources. These resources include oil and gas owned in the U.S. U.S. pipelinesm 1400 miles, as well as oil and gas reserves the company is acquiring in China and Russia and other regions.

                  TelcoEnergy U.S. Production Operations

         TelcoEnergy operates in New Mexico through the company's wholly owned subsidiary, BC&D Oil and Gas Corp. BC&D, founded in 1992, is a fully equipped and active E&P company, developing oil, gas and coal bed methane in the Four Corner area of New Mexico. TelcoEnergy operates in Oklahoma through the company's wholly owned subsidiary TelcoEnergy, LLC, which owns approximately 1400 miles of pipeline easements and pipelines, which are being reactivated on an "as needed" basis, to develop joint venture oil, gas and coal bed methane projects with local producers in Oklahoma.

                  TelcoEnergy Overseas Production Group

         TelcoEnergy China Production Operation. TelcoEnergy is acquiring 100% of Sino-American Energy Inc. (SAEI), a Delaware corporation. SAEI is the operating partner in a joint venture with the Jin Cheng Coal Bureau to develop clean burning, high BTU Coal Bed Methane Gas (CBM) from the local partner's coal reserves, in the Shanxi Province of China. Jin Cheng is the second largest coal company in all of China. The Jin Cheng joint venture is currently completing 30 wells as part of a 300 well developmental program. Engineering analysis, based upon an early test well program, indicated recoverable reserves of approximately one trillion cu. ft. of gas. As the operator of the project, TelcoEnergy will be able to utilize the proprietary Geotec recovery technology to further enhance the extraction of the gas from the project.

TelcoEnergy has entered a letter of intent to purchase 60% ownership of an oil and gasoline/diesel terminal and distribution business in Northeastern China, including the Beijing and Tianjen regions.

         TelcoEnergy Russia Production Operations. TelcoEnergy has acquired 51% of Volgageoresource. Volgageoresource has been awarded, by the Russian Federation, five permits to explore five hydrocarbon structures in the Saratov Region (1,037,820 acres). Indications from the Institute of GeoInformational Analysis, state the potential oil reserves are in excess of 100 million metric tons, or approximately 700 million barrels.

         TelcoEnergy has a letter of intent to acquire a terminal facility in Russia to export crude and refined products to Rotterdam. TelcoEnergy is presently forming a trading company to handle the trading, bills of lading, and logistics to export products to China.

         TelcoEnergy Alternative Fuels Group

         TelcoEnergy LPG Distribution. TelcoEnergy owns 51% of TransGazService, one of the major LPG wholesale operators in the Rostov region of Russia. The acquisition agreement states plans to expand the company, to include an LPG storage facility and twenty-five LPG automobile/truck fueling stations. Mach 3 SuperForce will be distributed through these stations in Russia. TransGazservice, and its LPG fueling station project.

         TelcoEnergy has a signed purchase agreement to acquire 51% ownership of Neftegaz. This LPG distribution company owns real estate and a license to build an LPG storage facility TransGazService plans to supply its LPG fueling stations in Rostov.

         TelcoEnergy CNG Distribution

         TelcoEnergy plans to participate in fifty CNG fueling stations planned to be built by the Province of Shanix along the pipeline infrastructure supplied by CBM from the gas field which the company's subsidiary SAEI is developing.

Going Concern

         The report of the independent auditors on the Company's financial statements as of December 31, 2003 contains an explanatory paragraph regarding an uncertainty with respect to the ability of the Company to continue as a going concern. The Company is not generating significant revenues and has an accumulated deficit of $7,591,697. The Company anticipates that its use of cash will be substantial for the foreseeable future. In particular, management of the Company expects substantial expenditures in connection with the treatment of additional wells. The Company expects that funding for these expenditures will be available out of the Company's future cash flow and issuance of equity and/or debt securities during the next 12 months and thereafter. There can be no assurance whether or not such financing will be available on terms satisfactory to management. If the Company does not obtain additional financing, it will be unable to purchase the minimum amount of generators under its contract with FR&PC ALTAI.

                  RISK FACTORS WHICH MAY IMPACT FUTURE RESULTS

         In addition to the other information in this report, the following factors should be considered in evaluating our financial condition and prospects. These factors may have a significant impact on our business and future operating results.

We have incurred losses and negative cash flow since inception and have an accumulated deficit at March 31, 2004, raising substantial doubt about our ability to continue as a going concern.

         The Company's consolidated financial statements have been prepared under the assumption that we will continue to operate as a going concern. We have incurred losses from inception, have an accumulated deficit and have experienced negative cash flows from operations since inception. These matters raise substantial doubt about our ability to continue as a going concern.

         We will require additional capital to fund our operations. We intend to secure substantial additional financing in the near future to adequately fund our operations for the foreseeable future. However, there can be no assurance that capital, if any, will be available to us on acceptable terms.

         The Company's consolidated financial statements do not include any adjustments that may result from the outcome of this uncertainty.

         We reported a net loss from continuing operations of $707,957 for the fiscal year ended December 31, 2003, and a net loss from continuing operations of $852,816 for the fiscal year ended December 31, 2002. At December 31, 2002, we had an accumulated deficit of $7,591,697. For the year ended December 31, 2003, the Company generated $0, and for the year ended December 31, 2002, the Company generated nominal revenue of $97,500. While a significant portion of our historical losses and accumulated deficit are non-cash, we have never generated sufficient revenues to even partially offset our operating costs. The Company will need to generate significant revenue if it is going to be able to cover its operating expenses.

We need to raise additional capital in the future, and if we are unable to secure adequate funds on terms acceptable to us, we will be unable to execute our business plan and current stockholders may experience significant dilution.

         As of March 31, 2004, we had approximately $5,000 in cash. Our existing cash is insufficient to fund our operations and meet our working capital and capital expenditure requirements for 2004. Accordingly, we are unable to fund operating and other expenses, working capital and capital expenditures from our operations and we find it necessary to secure additional financing. There can be no assurance that we will be able to obtain such financing on acceptable terms, or at all. If adequate funds are not available or are not available on acceptable terms, we may not be able to pursue our business objectives. This inability could seriously harm our business, results of operations and financial condition.

         The Company requires substantial additional financing for the development and marketing of its existing and future products and services. The Company intends to secure substantial additional financing in the near future. There are no assurances that the Company will obtain sufficient additional financing, that such financing terms will be satisfactory to the Company and that the Company's operations will be profitable in the foreseeable future. If the Company does not secure substantial additional funding to meet its liabilities it may have to issue additional shares of its common stock.

         If additional funds are raised through the issuance of equity or convertible debt securities, the percentage ownership of our current stockholders will be reduced and these securities may have rights and preferences superior to that of our current stockholders. If we raise capital through debt financing, we may be forced to accept restrictions affecting our liquidity, including restrictions on our ability to incur additional indebtedness or pay dividends.

Because we expect to continue to incur net losses, we may not be able to implement our business strategy and the price of our stock may decline.

         As of March 31, 2004, we had an accumulated deficit of approximately $7.7 million. We have incurred net losses quarterly from inception through March 31, 2004, and we expect to continue to incur net losses for the foreseeable future.

         Accordingly, our ability to operate our business and implement our business strategy may be hampered by negative cash flows in the future, and the value of our stock may decline as a result. Our capital requirements may vary materially from those currently planned if, for example, we incur unforeseen capital expenditures, unforeseen operating expenses or make investments to maintain our competitive position. If this is the case, we may have to delay or abandon some or all of our development plans or otherwise forego market opportunities. We will need to generate significant additional revenues to be profitable in the future and we may not generate sufficient revenues to be profitable on either a quarterly or annual basis in the future. To address the risks and uncertainties facing our business strategy, we must, among other things:

o Achieve broad customer adoption and acceptance of our products and services;
o        Successfully raise additional capital in the future;
o        Successfully integrate, leverage and expand our sales force;
o        Successfully scale our current operations;
o        Implement and execute our business and marketing strategies;
o        Address intellectual property rights issues that effect our business;
o Develop and maintain strategic relationships to enhance the development and marketing of our existing and new products and services; and
o Respond to competitive developments in the web conferencing and collaboration solutions industry.

         We might not be successful in achieving any or all of these business objectives in a cost-effective manner, if at all, and the failure to achieve these could have a serious adverse impact on our business, results of operations and financial position. Each of these objectives may require significant additional expenditures on our part. Even if we ultimately do achieve profitability, we may not be able to sustain or increase profitability, we may not be able to sustain or increase profitability on a quarterly or annual basis.

Our success is dependent on the performance and retention of our chief executive officer and key employees.

         Our business and operations are substantially dependent on the performance of our executive officers and key employees, including Peter Knollenberg, all of whom are employed on an at-will basis and have worked together for only a relatively short period of time. The loss of one or several executives could seriously harm our business. Any reorganization or reduction in the size of our employee base could harm our ability to attract and retain other valuable employees critical to the success of our business. In addition, most of our key management have been associated with and developed by Mr. Knollenberg. We have no key man life insurance with respect to Mr. Knollenberg as yet. If his services become unavailable to us for any reason, it is doubtful that the Company would be able to sustain its operations.

We are dependent upon one supplier.

         We are dependent on an affiliated state organization of Russia for the supply of our generators. At the present time we have an exclusive right to market the generators, but in order to maintain exclusivity, we will be required to sell 500 generators by the end of April 2006. The failure to perform on the part of Geotec and loss of exclusivity with regard to the generators would materially affect our potential for revenue generation in the future.

We are dependent upon governments and governmental employee relationships.

         We are dependent upon relationships with Governments and Government personnel, that may not be favorable to the Company, or management., particularly in China and the Russian Federation where we are focusing a substantial growth.

         We are the operating partner in the China Coalbed Methane project, however we have been dependent on Chinese operations, until we have completed the acquisition of SAEI, a Delaware company, in which our due diligence period is operational until July 6, 2004. We intend to complete this acquisition, and fund the drilling of 30 wells that are in process. We are dependent upon financing to fund this operation, and none of these requirements can be assured.

Risks associated with competition and technological obsolescence.

         The historical operations of Geotec, as well as the operations of TelcoEnergy, are subject to intense competition in all phases of our current and prospective operations. Many of the companies have substantially greater financial, technical, personnel and other resources than the Company. The ability of the Company to compete will depend on its ability to effectively market and maintain and improve our products, services and technology. There can be no assurance that we will be able to compete successfully, that our competitors or future competitors will not develop technologies, products or operating methods that will render our products, services and technology obsolete or less marketable, or that the Company will be able to successfully enhance its products or technology and effectively provide our services in a cost-efficient and acceptable manner.

Product liability exposure could have a material adverse effect on our operations.

         All phases of our operations, current and prospective, face an inherent risk of financial exposure to product liability claims in the event that the use of our products or services result in personal injury. At the present time, we do not have any products liability insurance or other liability coverage pertaining to our operations. In the event that any of our products prove to be defective or our services are rendered in a negligent manner, the Company may be included in any litigation initiated against us or parties in privity with us. There can be no assurance that we will not experience such exposure in the future.

We may not be able to manage our growth.

         The failure to manage growth could substantially impact our operations. The Company has a broad expansion of operations contemplated beginning with the acquisition of Telco. This expansion has the potential to create significant demands on the Company's systems, its administrative operations, development and financial personnel and other resources. Additional expansion by the Company may further strain the Company's management, financial and other resources, including its working capital resources, as a result of our activities. There can be no assurances that we will have the infrastructure or capacity to function on a larger scale basis.

         We anticipate substantial growth in sales, operations and personnel, which will continue to challenge our management and operating resources. Continued growth will require the Company to increase its sales and marketing, operational support and administrative personnel to increase training and support capabilities and to expand information management systems.

         There can be no assurances that the Company will be able to attract and retain the necessary personnel to accomplish its growth strategies, or that it will not experience constraints that will adversely affect its ability to satisfactorily support its operations. The inability to manage growth, in any, effectively could materially adversely affect the Company's future sales, earnings and losses.

Operations will be subject to significant regulation

Government Regulation

         Jurisdiction for importing the generators into the U.S. for use in the oil and gas industry is within the scope of the Bureau of Alcohol Tobacco and Firearms (ATF). This agency requires the Company be licensed under 27 CFR Part
55. The Company has met all the pre-qualifications, and has been issued the necessary importing license. The Company also has a Department of Transportation license for transporting the generators by common carrier in North America from the Company's licensed U.S. depot. As stated above, the Company's strategy in all countries, including China and Russia, is to work in close partnership with industry and government teams to ensure maximum business efficiency and rapid time to market for our products. The foregoing notwithstanding, the cost of complying with present and future operations may be prohibitive, and the Company may not be able to achieve compliance due to the substantial costs involved.

Oil Industry Regulations

         --   General

         Political developments and federal and state laws and regulations (and orders of regulatory bodies pursuant thereto) will affect the Company's oil and natural gas services from time to time in varying degrees, In particular, federal and state tax laws and other regulatory laws relating to the petroleum industry, and changes in those laws and the underlying administrative regulations, govern a wide variety of matters, including the drilling and spacing of wells on producing acreage, allowable rates of production, marketing, pricing, prevention of waste and pollution and protection of the environment. Such laws, regulations and orders may restrict the rate of oil and natural gas production below the rate that would otherwise exist in the absence of such laws, regulations and orders and may restrict the number of wells that may be drilled in a particular lease.

         --   Price Regulations

         Effective January 28, 1981, Congress abolished all federal controls on the price of domestically produced oil. Since that date, competition and supply and demand primarily have affected the price of oil. Sales of natural gas by the Company's partners will be subject to regulation of production, transportation and pricing by governmental agencies. Generally, the regulatory agency in the state where a producing gas well is locates supervises production activities and, in addition, the transportation of natural gas sold intrastate. Since the adoption of the Natural Gas Policy Act of 1978 (The NGPA), the Federal Energy Regulatory Commission (AFERC) has regulated the price of intrastate as well as interstate gas.

              The NGPA is a complicated and lengthy piece of legislation. It provides for wellhead price controls for specified time periods, decontrol of certain prices depending on location, depth or time of production, emergency allocation authority, curtailment of deliveries to certain consumers coupled with preferential delivery status to other consumers, incremental pricing to large industrial consumers, refunding with interest as to receipts in excess of the ceiling prices, and substantial penalties (both civil and criminal) for violations of the NDPA. Complex pricing provisions of the NGPA include approximately thirteen major pricing categories.

              Certain states have adopted legislation, which as the effect of setting a ceiling price for certain natural gas sold under existing contracts and not committed or dedicated to interstate commerce before enactment of the NGPA. The United States Supreme Court upheld the constitutionality of that type of state-mandated price control by Kansas. The pricing categories referred to above represent maximum authorized prices. A natural gas purchaser does not necessarily pay those prices, which are generally affected by the level of competition in the area, the availability of pipelines and markets, and the price ceilings under the NGPA.

         --   State Regulation

         State statutory provisions relating to oil and natural gas generally require permits for the drilling of wells and also cover the spacing of wells, the prevention of waste, the rate of production, the prevention and clean up of pollution and other matters.

         --   Possible Legislation

         Currently there are many legislative proposals pertaining to the regulation of the oil and natural gas industry, including decontrol of natural gas prices and modification of legislation affecting pipeline companies. Any of such proposals may directly or indirectly affect the activities of any company. No prediction can be made as to what additional energy legislation may be proposed, if any, nor which wills may be enacted nor when any such bills, if enacted, would become effective.

         --   Regulation of the Environment

         The exploration, development, production and processing of oil and natural gas are subject to various federal and state laws and regulations to protect the environment. Various state and governmental agencies are considering, and some have adopted, other laws and regulations regarding environmental control that could adversely affect the activities of the Company. Compliance with such legislation and regulations, together with any penalties resulting from noncompliance therewith, will increase the cost of oil and natural gas development, production and processing. Certain of these costs may ultimately be borne by the Company. Management does not presently anticipate that compliance with federal, state and local environmental regulations will have a material adverse effect on capital expenditures, earnings or the competitive position of the Company in the oil and natural gas industry.

Control of management may adversely affect your interest in the Company.

         The Company's present management currently owns and will have the right to vote a majority of the Company's issued and outstanding shares of common stock. Management has, and will continue to have, the ability to control all of the Company's policies by reason of such stock ownership and voting rights.

We may not have sufficient protection or ability to deal with infringement by others.

         Our future success may be dependent upon our proprietary technology. We will rely on a combination of contractual rights, patents of others, trade secrets, trademarks, non-disclosure agreements and technical measures to establish and protect our proprietary rights. There can be no assurance that the steps taken by the Company to protect its proprietary rights will be adequate to prevent misappropriation of the technology or independent development by others of products with features based upon, or otherwise similar to, those of the Company's products. In addition, although we believe that our technology and those of our supplier have been independently developed and do not infringe on the proprietary rights of others, there can be no assurances that our technology does not, and will not, so infringe or that third parties will not assert infringement claims against us in the future. In the case of infringement, the Company would, under certain circumstances, be required to modify our services or obtain a license. There can be no assurance that the Company would be able to do either in a timely manner, or upon acceptable terms and conditions, and such failure could have a material adverse effect on our operations. In addition, we cannot assure that the Company will have the resources to defend a patent infringement or other proprietary rights infringement action.

Our common stock is currently quoted on the OTCBB, but trading in our stock is limited.

         The market for our common stock is extremely limited and there are no assurances an active market for our common stock will ever develop. Accordingly, purchasers of our common stock cannot be assured any liquidity in their investment.

Provisions of our certificate of incorporation and bylaws may delay or prevent a takeover which may not be in the interest of our stockholders.

         Provisions of our certificate of incorporation and bylaws may be deemed to have anti-takeover effects, which include when and by whom special meetings of our stockholders may be called, and may delay, defer or prevent a takeover attempt. In addition, certain provisions of the Delaware General Corporation Law also may be deemed to have certain anti-takeover effects which include that control of shares acquired in excess of certain specified thresholds will not possess any voting rights unless these voting rights are approved by a majority of a corporation's disinterested stockholders.

         In addition, our certificate of incorporation authorize the issuance of up to 5,000,000 shares of preferred stock with such rights and preferences as may be determined from time to time by our Board of Directors, of which no shares are currently. Our Board of Directors may, without stockholder approval, issue preferred stock with dividends, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of our common stock.

Because our stock currently trades below $5 per share and is quoted on the OTCBB, our stock is considered a "penny stock", which can adversely affect its liquidity.

         If the trading price of our common stock is less than $5.00 per share, our common stock is considered a "penny stock," and trading in our common stock is subject to the requirements of Rule 15g-9 under the Securities Exchange Act of 1934. Under this rule, broker/dealers who recommend low-priced securities to persons other than established customers and accredited investors must satisfy special sales practice requirements. The broker/dealer must make an individualized written suitability determination for the purchaser and receive the purchaser's written consent prior to the transaction.

         SEC regulations also require additional disclosure in connection with any trades involving a "penny stock," including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and its associated risks. These requirements severely limit the liquidity of securities in the secondary market because few broker or dealers are likely to undertake these compliance activities. In addition to the applicability of the penny stock rules, other risks associated with trading in penny stocks could also be price fluctuations and the lack of a liquid market.

                         GEOTEC THERMAL GENERATORS, INC.
                             2004 STOCK OPTION PLAN

Introduction

         The following descriptions summarize certain provisions of our Geotec Thermal Generators, Inc. 2004 Stock Option Plan. This summary is not complete and is qualified by reference to the full text of the Plan. A copy of the Plan, as Amended, has been filed as an exhibit to the registration statement of which this prospectus is a part. Each person receiving a Plan option or stock award under the Plan should read the Plan in its entirety.

         On June 22, 2004, our Board of Directors authorized, and adopted, the Plan covering 10,000,000 shares of common stock.

         The purpose of the Plan is to encourage stock ownership by our officers, directors, key employees and consultants, and to give such persons a greater personal interest in the success of our business and an added incentive to continue to advance and contribute to us. Our Board of Directors, or a committee of the Board, will administer the Plan including, without limitation, the selection of the persons who will be awarded stock grants and granted options, the type of options to be granted, the number of shares subject to each Option and the exercise price.

         Plan options may either be options qualifying as incentive stock options under Section 422 of the Internal Revenue Code of 1986, as amended, or non-qualified options. In addition, the Plan allows for the inclusion of a reload option provision, which permits an eligible person to pay the exercise price of the option with shares of common stock owned by the eligible person and receive a new option to purchase shares of common stock equal in number to the tendered shares. Furthermore, compensatory stock amounts may also be issued. Any incentive option granted under the Plan must provide for an exercise price of not less than 100% of the fair market value of the underlying shares on the date of grant, but the exercise price of any incentive option granted to an eligible employee owning more than 10% of our outstanding common stock must not be less than 110% of fair market value on the date of the grant. The term of each Plan option and the manner in which it may be exercised is determined by the Board of Directors or the committee, provided that no option may be exercisable more than ten years after the date of its grant and, in the case of an incentive option granted to an eligible employee owning more than 10% of the common stock, no more than five years after the date of the grant.

Eligibility

         Our officers, directors, key employees and consultants are eligible to receive stock grants and non-qualified options under the Plan. Only our employees are eligible to receive incentive options.

Administration

         The Plan will be administered by our Board of Directors or an underlying committee (the "Committee"). The Board of Directors or the Committee determines from time to time those of our officers, directors, key employees and consultants to whom stock grants or Plan options are to be granted, the terms and provisions of the respective option agreements, the time or times at which such options shall be granted, the type of options to be granted, the dates such Plan options become exercisable, the number of shares subject to each option, the purchase price of such shares and the form of payment of such purchase price. All other questions relating to the administration of the Plan, and the interpretation of the provisions thereof and of the related option agreements, are resolved by the Board or Committee.

Shares Subject to Awards

         We have currently reserved 10,000,000 of our authorized but unissued shares of common stock for issuance under the Plan, and a maximum of 10,000,000 shares may be issued, unless the Plan is subsequently amended (subject to adjustment in the event of certain changes in our capitalization), without further action by our Board of Directors and shareholders, as required. Subject to the limitation on the aggregate number of shares issuable under the Plan, there is no maximum or minimum number of shares as to which a stock grant or Plan option may be granted to any person. Shares used for stock grants and Plan options may be authorized and unissued shares or shares reacquired by us, including shares purchased in the open market. Shares covered by Plan options which terminate unexercised will again become available for grant as additional options, without decreasing the maximum number of shares issuable under the Plan, although such shares may also be used by us for other purposes.

         The Plan provides that, if our outstanding shares are increased, decreased, exchanged or otherwise adjusted due to a share dividend, forward or reverse share split, recapitalization, reorganization, merger, consolidation, combination or exchange of shares, an appropriate and proportionate adjustment shall be made in the number or kind of shares subject to the Plan or subject to unexercised options and in the purchase price per share under such options. Any adjustment, however, does not change the total purchase price payable for the shares subject to outstanding options. In the event of our proposed dissolution or liquidation, a proposed sale of all or substantially all of our assets, a merger or tender offer for our shares of common stock, the Board of Directors may declare that each option granted under the Plan shall terminate as of a date to be fixed by the Board of Directors; provided that not less than 30 days written notice of the date so fixed shall be given to each participant holding an option, and each such participant shall have the right, during the period of 30 days preceding such termination, to exercise the participant's option, in whole or in part, including as to options not otherwise exercisable.

Terms of Exercise

         The Plan provides that the options granted thereunder shall be exercisable from time to time in whole or in part, unless otherwise specified by the Committee or by the Board of Directors.

         The Plan provides that, with respect to incentive stock options, the aggregate fair market value (determined as of the time the option is granted) of the shares of common stock, with respect to which incentive stock options are first exercisable by any option holder during any calendar year shall not exceed $100,000.

Exercise Price

         The purchase price for shares subject to incentive stock options must be at least 100% of the fair market value of our common stock on the date the option is granted, except that the purchase price must be at least 110% of the fair market value in the case of an incentive option granted to a person who is a "10% stockholder." A "10% stockholder" is a person who owns (within the meaning of Section 422(b)(6) of the Internal Revenue Code of 1986) at the time the incentive option is granted, shares possessing more than 10% of the total combined voting power of all classes of our outstanding shares. The Plan provides that fair market value shall be determined by the Board or the Committee in accordance with procedures which it may from time to time establish. If the purchase price is paid with consideration other than cash, the Board or the Committee shall determine the fair value of such consideration to us in monetary terms.

         The exercise price of non-qualified options shall be determined by the Board of Directors or the Committee, but shall not be less than the par value of our common stock on the date the option is granted.

         The per share purchase price of shares issuable upon exercise of a Plan option may be adjusted in the event of certain changes in our capitalization, but no such adjustment shall change the total purchase price payable upon the exercise in full of options granted under the Plan.

Manner of Exercise

         Plan options are exercisable by delivery of written notice to us stating the number of shares with respect to which the option is being exercised, together with full payment of the purchase price therefor. Payment shall be in cash, checks, certified or bank cashier's checks, promissory notes secured by the shares issued through exercise of the related options, shares of common stock or in such other form or combination of forms which shall be acceptable to the Board of Directors or the Committee, provided that any loan or guarantee by us of the purchase price may only be made upon resolution of the Board or Committee that such loan or guarantee is reasonably expected to benefit us.

Option Period

         All incentive stock options shall expire on or before the tenth anniversary of the date the option is granted except as limited above. However, in the case of incentive stock options granted to an eligible employee owning more than 10% of the common stock, these options will expire no later than five years after the date of the grant. Non-qualified options shall expire ten years and one day from the date of grant unless otherwise provided under the terms of the option grant.

Termination

         All Plan options are nonassignable and nontransferable, except by will or by the laws of descent and distribution, and during the lifetime of the optionee, may be exercised only by such optionee. If an optionee shall die (a) while our employee or (b) within three months after termination of employment by us because of disability, or retirement or otherwise, such options may be exercised, to the extent that the optionee shall have been entitled to do so on the date of death or termination of employment, by the person or persons to whom the optionee's right under the option pass by will or applicable law, or if no such person has such right, by his executors or administrators.

         In the event of termination of employment because of death while an employee or because of disability, the optionee's options may be exercised not later than the expiration date specified in the option or one year after the optionee's death, whichever date is earlier, or in the event of termination of employment because of retirement or otherwise, not later than the expiration date specified in the option or one year after the optionee's death, whichever date is earlier.

         If an optionee's employment by us terminates because of disability and such optionee has not died within the following three months, the options may be exercised, to the extent that the optionee shall have been entitled to do so at the date of the termination of employment, at any time, or from time to time, but not later than the expiration date specified in the option or one year after termination of employment, whichever date is earlier.

         If an optionee's employment shall terminate for any reason other than death or disability, optionee may exercise the options to the same extent that the options were exercisable on the date of termination, for up to three months following such termination, or on or before the expiration date of the options, whichever occurs first. In the event that the optionee was not entitled to exercise the options at the date of termination or if the optionee does not exercise such options (which were then exercisable) within the time specified herein, the options shall terminate.

         If an optionee's employment shall terminate for any reason other than death, disability or retirement, all right to exercise the option shall terminate not later than 90 days following the date of such termination of employment.

         If an optionee's employment with the Company is terminated for any reason whatsoever, and within three months after the date thereof optionee either (i) accepts employment with any competitor of, or otherwise engages in competition with, the Company, or (ii) discloses to anyone outside the Company or uses any confidential information or material of the Company in violation of the Company's policies or any agreement between the optionee and the Company, the Committee, in its sole discretion, may terminate any outstanding Stock Option and may require optionee to return to the Company the economic value of any award that was realized or obtained by optionee at any time during the period beginning on that date that is six months prior to the date optionee's employment with the Company is terminated.

         The Committee may, if an optionee's employment with the Company is terminated for cause, annul any award granted under this Plan to such employee and, in such event, the Committee, in its sole discretion, may require optionee to return to the Company the economic value any award that was realized or obtained by optionee at any time during the period beginning on that date that is six months prior to the date optionee's employment with the Company is terminated.

Modification and Termination of Plans

         The Board of Directors or Committee may amend, suspend or terminate the Plan at any time. However, no such action may prejudice the rights of any holder of a stock grant or optionee who has prior thereto been granted options under the Plan. Further, no amendment to this Plan which has the effect of (a) increasing the aggregate number of shares subject to this Plan (except for adjustments due to changes in our capitalization), or (b) changing the definition of "Eligible Person" under the Plan, may be effective unless and until approved by our shareholders in the same manner as approval of this Plan is required. Any such termination of the Plan shall not affect the validity of any stock grants or options previously granted thereunder. Unless the Plan shall theretofore have been suspended or terminated by the Board of Directors, the Plan shall terminate on June 22, 2014.

Federal Income Tax Effects

         The following discussion applies to the Plan and is based on federal income tax laws and regulations in effect on December 31, 2003. It does not purport to be a complete description of the federal income tax consequences of the Plan, nor does it describe the consequences of state, local or foreign tax laws which may be applicable. Accordingly, any person receiving a grant under the Plan should consult with his own tax adviser.

         The Plan is not subject to the provisions of the Employee Retirement Income Security Act of 1974 and is not qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code").

         An employee granted an incentive stock option does not recognize taxable income either at the date of grant or at the date of its timely exercise. However, the excess of the fair market value of common stock received upon exercise of the incentive stock option over the exercise price is an item of tax preference under Section 57(a)(3) of the Code and may be subject to the alternative minimum tax imposed by Section 55 of the Code. Upon disposition of stock acquired on exercise of an incentive stock option, long-term capital gain or loss is recognized in an amount equal to the difference between the sales price and the incentive option exercise price, provided that the option holder has not disposed of the stock within two years from the date of grant and within one year from the date of exercise. If the incentive option holder disposes of the acquired stock (including the transfer of acquired stock in payment of the exercise price of an incentive stock option) without complying with both of these holding period requirements ("Disqualifying Disposition"), the option holder will recognize ordinary income at the time of such Disqualifying Disposition to the extent of the difference between the exercise price and the lesser of the fair market value of the stock on the date the incentive option is exercised (the value six months after the date of exercise may govern in the case of an employee whose sale of stock at a profit could subject him to suit under Section 16(b) of the Securities Exchange Act of 1934) or the amount realized on such Disqualifying Disposition. Any remaining gain or loss is treated as a short-term or long-term capital gain or loss, depending on how long the shares are held. In the event of a Disqualifying Disposition, the incentive stock option tax preference described above may not apply (although, where the Disqualifying Disposition occurs subsequent to the year the incentive stock option is exercised, it may be necessary for the employee to amend his return to eliminate the tax preference item previously reported). We are not entitled to a tax deduction upon either exercise of an incentive option or disposition of stock acquired pursuant to such an exercise, except to the extent that the option holder recognized ordinary income in a Disqualifying Disposition.

         If the holder of an incentive stock option pays the exercise price, in full or in part, with shares of previously acquired common stock, the exchange should not affect the incentive stock option tax treatment of the exercise. No gain or loss should be recognized on the exchange, and the shares received by the employee, equal in number to the previously acquired shares exchanged therefor, will have the same basis and holding period for long-term capital gain purposes as the previously acquired shares. The employee will not, however, be able to utilize the old holding period for the purpose of satisfying the incentive stock option statutory holding period requirements. Shares received in excess of the number of previously acquired shares will have a basis of zero and a holding period which commences as of the date the common stock is issued to the employee upon exercise of the incentive option. If an exercise is effected using shares previously acquired through the exercise of an incentive stock option, the exchange of the previously acquired shares will be considered a disposition of such shares for the purpose of determining whether a Disqualifying Disposition has occurred.

         In respect to the holder of non-qualified options, the option holder does not recognize taxable income on the date of the grant of the non-qualified option, but recognizes ordinary income generally at the date of exercise in the amount of the difference between the option exercise price and the fair market value of the common stock on the date of exercise. However, if the holder of non-qualified options is subject to the restrictions on resale of common stock under Section 16 of the Securities Exchange Act of 1944, such person generally recognizes ordinary income at the end of the six-month period following the date of exercise in the amount of the difference between the option exercise price and the fair market value of the common stock at the end of the six-month period. Nevertheless, such holder may elect within 30 days after the date of exercise to recognize ordinary income as of the date of exercise. The amount of ordinary income recognized by the option holder is deductible by us in the year that income is recognized.

         In connection with the issuance of stock grants as compensation, the recipient must include in gross income the excess of the fair market value of the property received over the amount, if any, paid for the property in the first taxable year in which beneficial interest in the property either is "transferable" or is not subject to a "substantial risk of forfeiture." A substantial risk of forfeiture exists where rights and property that have been transferred are conditioned, directly or indirectly, upon the future performance (or refraining from performance) of substantial services by any person, or the occurrence of a condition related to the purpose of the transfer, and the possibility of forfeiture is substantial if such condition is not satisfied. Stock grants received by a person who is subject to the short swing profit recovery rule of Section 16(b) of the Securities Exchange Act of 1934 is considered subject to a substantial risk of forfeiture so long as the sale of such property at a profit could subject the stockholder to suit under that section. The rights of the recipient are treated as transferable if and when the recipient can sell, assign, pledge or otherwise transfer any interest in the stock grant to any person. Inasmuch as the recipient would not be subject to the short swing profit recovery rule of Section 16(b) of the Securities Exchange Act of 1934 and the stock grant, upon receipt following satisfaction of condition prerequisites to receipt, will be presently transferable and not subject to a substantial risk of forfeiture, the recipient would be obligated to include in gross income the fair market value of the stock grant received once the conditions to receipt of the stock grant are satisfied.

Restrictions Under Securities Laws

         The sale of all shares issued under the Plan must be made in compliance with federal and state securities laws. Our officers, directors and 10% or greater shareholders, as well as certain other persons or parties who may be deemed to be "affiliates" of ours under federal securities laws, should be aware that resales by affiliates can only be made pursuant to an effective registration statement, Rule 144 or other applicable exemption. Our officers, directors and 10% and greater stockholders may also become subject to the "short swing" profit rule of Section 16(b) of the Securities Exchange Act of 1934.

                                 USE OF PROCEEDS

         We will receive no proceeds from the sale of the shares being offered by the selling stockholders under this prospectus.

                              SELLING STOCKHOLDERS

         As of the date of this prospectus, there are no affiliates who have received shares or options under our 2004 Stock Option Plan. These persons will be members of our Board of Directors and/or officers of Geotec. In addition, other options or stock grants may be made to affiliates which we are not able to identify at this time. Before any of our affiliates sell any of his or her shares received under the Plan, we will supplement this prospectus with the required information regarding the names of the persons selling, the total number of shares owned by these persons and the number of shares proposed to be sold under this prospectus.

                              PLAN OF DISTRIBUTION

         The information under this heading includes resales of shares covered by this prospectus by persons who are our "affiliates" as that term in defined under federal securities laws.

         The shares covered by this prospectus may be resold and distributed from time to time by the selling security holders in one or more transactions, including ordinary broker's transactions, privately-negotiated transactions or through sales to one or more broker-dealers for resale of these shares as principals, at market prices existing at the time of sale, at prices related to existing market prices, through Rule 144 transactions or at negotiated prices. Usual and customary or specifically negotiated brokerage fees or commissions may be paid by the selling security holders in connection with sales of securities.

         The selling security holders may sell shares in one or more of the following methods, which may include crosses or block transactions:

                 - through the "pink sheets", on the over-the-counter Bulletin Board, or on such exchanges or over-the-counter markets on which our shares may be listedfrom time-to-time, in transactions which may include special offerings, exchange distributions and/or secondary distributions, pursuant to and in accordance with the rules of such exchanges;

               -     in transactions other than on such exchanges or in the
                      over-the-counter market, or a combination of such transactions, including sales through brokers, acting as principal or agent, sales in privately negotiated transactions, or dispositions for value, subject to rules relating to sales by affiliates; or
               - through the writing of options on our shares, whether or not such options are listed on an exchange, or other transactions requiring delivery of our shares, or the delivery of our shares to close out a short position.

         Any such transactions may be effected at market prices prevailing at the time of sale, at prices related to such prevailing market prices, at negotiated prices or at fixed prices.

         In making sales, brokers or dealers used by the selling security holders may arrange for other brokers or dealers to participate. The selling security holders who are affiliates of Geotec and others through whom such securities are sold may be "underwriters" within the meaning of the Securities Act for the securities offered, and any profits realized or commission received may be considered underwriting compensation. Information as to whether an underwriter(s) who may be selected by the selling security holders, or any other broker-dealer, is acting as principal or agent for the selling security holders, the compensation to be received by underwriters who may be selected by the selling security holders, or any broker-dealer, acting as principal or agent for the selling security holders and the compensation to be received by other broker-dealers, in the event the compensation of other broker-dealers is in excess of usual and customary commissions, will, to the extent required, be set forth in a supplement to this prospectus. Any dealer or broker participating in any distribution of the shares may be required to deliver a copy of this prospectus, including the supplement, if any, to any person who purchases any of the shares from or through a dealer or broker.

         We have advised the selling security holders that, at the time a resale of the shares is made by or on behalf of a selling security holder, a copy of this prospectus is to be delivered.

         We have also advised the selling security holders that during the time as they may be engaged in a distribution of the shares included herein they are required to comply with Regulation M of the Exchange Act. With certain exceptions, Regulation M precludes any selling security holders, any affiliated purchasers and any broker-dealer or other person who participates in the distribution from bidding for or purchasing, or attempting to induce any person to bid for or purchase any security which is the subject of the distribution until the entire distribution is complete. Regulation M also prohibits any bids or purchase made in order to stabilize the price of a security in connection with the distribution of that security.

         Sales of securities by us and the selling security holders or even the potential of these sales may have an adverse effect on the market price for shares of our common stock.

                            DESCRIPTION OF SECURITIES

General

         The following description of our capital stock and provisions of our Certificate of Incorporation is a summary thereof and is qualified by reference to our Articles of Incorporation, copies of which may be obtained upon request. Our authorized capital consists of 50,000,000 shares of common stock, par value $.001 per share, of which approximately 36,981,723 shares are issued and outstanding.

Common Stock

         Holders of shares of common stock are entitled to share, on a ratable basis, such dividends as may be declared by the board of directors out of funds, legally available therefor. Upon our liquidation, dissolution or winding up, after payment to creditors, our assets will be divided pro rata on a per share basis among the holders of our common stock.

         Each share of common stock entitles the holders thereof to one vote. Holders of common stock do not have cumulative voting rights which means that the holders of more than 50% of the shares voting for the election of directors can elect all of the directors if they choose to do so, and, in such event, the holders of the remaining shares will not be able to elect any directors. Our By-Laws require that only a majority of our issued and outstanding shares need be represented to constitute a quorum and to transact business at a stockholders' meeting. Our common stock has no preemptive, subscription or conversion rights and is not redeemable by us.

Transfer Agent and Registrar

         The transfer agent and registrar for our common stock is Florida Atlantic Stock Transfer Co., 7130 Nob Hill Road, Tamarac, Florida 33321, telephone 954-726-4954.

                      DISCLOSURE OF COMMISSION POSITION ON
                 INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

         Our articles of incorporation, as amended, generally provide for indemnification of each director, employee or agent as long as each of these individuals acted in good faith and in a manner he or she believed to be in, or not opposed to, our best interests and had no reasonable cause to believe that such conduct was unlawful.

         The SEC is of the opinion that indemnification of directors, officers and controlling persons for liabilities arising under the Securities Act is against public policy and is, therefore, unenforceable.

                                  LEGAL MATTERS

         Certain matters pertaining to the legality of the securities offered by this prospectus will be passed upon by Schneider Weinberger LLP, 2200 Corporate Boulevard, N.W., Suite 210, Boca Raton, Florida 33431.

                                     EXPERTS

         Our financial statements for the years ended December 31, 2003, incorporated by reference into this prospectus, have been incorporated herein in reliance upon the reports of Sherb & Co., LLP, independent certified public accountants, which have been incorporated by reference into this prospectus, and are incorporated herein upon the authority of this firm as experts in accounting and auditing.

                                     PART II
                 INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 3.           Incorporation of Documents by Reference

         The documents listed below are incorporated by reference in the Registration Statement. All documents subsequently filed by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in the Registration Statement and to be part thereof from the date of filing of such documents.

- Annual Report on Form 10-KSB filed on April 14, 2004, as amended on April 28, 2004
-        Quarterly Report on Form 10-QSB filed on May 24, 2004.

         All reports and documents filed by us pursuant to Section 13, 14 or 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the respective date of filing of such documents. Any statement incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document, which also is or is deemed to be incorporated by reference herein, modifies or supersedes such statement. Any statement modified or superseded shall not be deemed, except as so modified or superseded, to constitute part of this prospectus.

         We hereby undertake to provide without charge to each person, including any beneficial owner, to whom a copy of the prospectus has been delivered, on the written request of any such person, a copy of any or all of the documents referred to above which have been or may be incorporated by reference in this prospectus, other than exhibits to such documents. Written requests for such copies should be directed to Corporate Secretary, Geotec Thermal Generators, Inc., 1615 South Federal Highway, Suite 101, Boca Raton 33432.

Item 4.           Description of Securities

         A description of the Registrant's securities is set forth in the Prospectus incorporated as a part of this Registration Statement.

Item 5.           Interests of Named Experts and Counsel

         Not Applicable.

Item 6.           Indemnification of Directors and Officers

         Our certificate of incorporation, as amended, generally provides for indemnification of each director, employee or agent as long as each of these individuals acted in good faith and in a manner he or she believed to be in, or not opposed to, our best interests and had no reasonable cause to believe that such conduct was unlawful.

         The SEC is of the opinion that indemnification of directors, officers and controlling persons for liabilities arising under the Securities Act is against public policy and is, therefore, unenforceable.

Item 7.           Exemption From Registration Claimed

         Persons eligible to receive grants under the Plan will have an existing relationship with us and will have access to comprehensive information about us to enable them to make an informed investment decision. The recipient must express an investment intent and, in the absence of registration under the Act, consent to the imprinting of a legend on the securities restricting their transferability except in compliance with applicable securities laws.

Item 8.           Exhibits

         5.1      Opinion of Schneider Weinberger LLP*
10.1     Geotec Thermal Generators, Inc. 2004 Stock Option Plan*
23.1     Consent of Sherb & Co., LLP*
23.2     Consent of Schneider Weinberger LLP (included in Exhibit 5.1)*
--------------------
*Filed herewith.

Item 9.           Undertakings

         The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (a) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (b) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (c) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         Provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 against such liabilities (other than the payment by the registrant in the successful defense of an action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel, the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boca Raton, State of Florida, on July2, 2004.

                                      GEOTEC THERMAL GENERATORS, INC.


                                      By: /s/ W. Richard Lueck
                                      -----------------------------------------
                                      W. Richard Lueck
                                      Chief Executive Officer


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

         Signature            Title                                    Date

/s/ W. Richard Lueck     Chief Executive Officer                  July 2, 2004
----------------------   and Director
W. Richard Lueck         (Principal Executive, Financial
                         and Accounting Officer)


/s/ Peter Knollenberg    President, Chairman of the               July 2, 2004
----------------------   Board and Director
Peter Knollenberg